Exhibit 99.7

May 4, 2014

Zhaopin Limited

6/F, Fosun International Centre

237 Chaoyang North Road

Chaoyang District, Beijing 100020

People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Zhaopin Limited (the “Company”), and any amendments thereto, which indicate that I have accepted the appointment to become a director of the Company. I further agree that upon the effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Alex Chit Ho

Name: Alex Chit Ho